CERTIFICATE OF TRUST
                                       OF
                                 ACP FUNDS TRUST

This Certificate of Trust for ACP Funds Trust (the "Trust"), a statutory trust to be registered under the Investment Company Act of 1940, is filed in accordance with the provisions of the Delaware Business Trust Act (Del. Code Ann. tit. 12,ss.3810) and sets forth the following:

1.    The name of the trust is:
      ACP Funds Trust

2. As required by 12 Del. Code Ann. tit. 12 sections 3807 and 3810, the business address of the registered office of the Trust and of the registered agent of the Trust for service of process is:

      Corporation Services Company
      2711 Centerville Road
      Wilmington, Delaware  19808, County of Newcastle

3.    This certificate shall be effective upon FILING.

4. Notice is hereby given that the Trust is a series Trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally.

This certificate is executed this 30th day of October 2002 in Berwyn, Pennsylvania, upon the penalties of perjury and constitutes the oath or affirmation that the facts stated above are true to the undersigned trustee's belief or knowledge.


/s/ JOHN H. GRADY, JR.                                /s/ JOHN CONNORS
----------------------------                          --------------------------
John H. Grady, Jr.                                    John Connors
Trustee                                               Trustee